Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos: 333-61054, 333-43790, 333-112361, and 333-122179 each on Form S-3, and Registration Statement Nos. 333-82283 and 333-16935 each on Form S-8, of our report dated March 25, 2005 (April 6, 2007 as to the effect of discontinued operations and to the financial statement schedule) relating to the consolidated financial statements and financial statement schedule of BSML, Inc. (formerly BriteSmile, Inc.) for the year ended December 25, 2004 appearing in this Annual Report on Form 10-K/A for the year ended December 30, 2006.

/s/ Deloitte & Touche LLP

Oakland, California
May 18, 2007